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                                                      EXHIBIT A




[LOGO - GENCORP]                                      175 Ghent Road
                                                      Fairlawn, Ohio 44333-3300

                                                      Tel: 216-869-4200
July 28, 1997

Robert A. Wolfe
10 Windsor Court
Farmington, Connecticut 06032



Dear Bob:

On behalf of GenCorp and the senior leadership team members you met during your interviews, I want to express our excitement over the prospect of you joining our leadership team. I am pleased to extend to you an offer of employment on and subject to the terms and conditions set forth herein.

1. You will be employed as the President of Aerojet General Corporation ("Aerojet") located in Sacramento, California, commencing September 1, 1997. In this capacity, you will devote your full time and efforts to the performance of those duties customarily performed in this capacity subject to the direction of the Chairman & Chief Executive Officer and in compliance with GenCorp's published policies and directives. At the next meeting of the GenCorp Board, you will be nominated for election as a Vice President of GenCorp.

2. Your initial semi-monthly base salary will be $13,542 (annualized salary of $325,000). Annual base salary is payable in twenty-four semi-monthly installments in accordance with GenCorp's regular pay practices. Your base salary will be subject to review at the end of each fiscal year, and subsequent base salary adjustments will be dependent upon your performance against established objectives and GenCorp's compensation policies and practices then in effect.

3. Your annual compensation includes participation in GenCorp's Executive Incentive Compensation Program, beginning with GenCorp's 1997 fiscal year. Under this program, you have the opportunity to earn up to 100% of your base salary (payable in cash and GenCorp stock), subject to actual performance versus specific financial and special objectives. Notwithstanding the normal terms of the program, you will be guaranteed a cash bonus for the 1997 fiscal year equal to 50% of the bonus amount to which you would be entitled if you had been employed by Aerojet during the entire 1997 fiscal year, which ends November 30. Bonuses are payable in January or February in accordance with GenCorp's regular pay practices and discretion of the CEO.


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Robert A. Wolfe                                                   July 28, 1997
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4.     On the date your employment commences ("employment date"), you will be granted an option to purchase 75,000 shares of GenCorp common stock pursuant to GenCorp's 1997 Stock Option Plan. The option price will be the closing price on the New York Stock Exchange of GenCorp common stock on your employment date. Also on your employment date, you will be granted an additional 12,300 restricted shares of GenCorp Common Stock. Transfer of the shares will be restricted for a three-year period commencing upon your employment date. Subject to your signature of GenCorp's standard form of Restricted Stock Agreement, you will have full voting rights and receive dividends during the restriction period. You will acquire unrestricted ownership of the stock three years from your employment date if you are still an employee of GenCorp on such date. However, if your employment at GenCorp or Aerojet terminates within three years from your employment date for any reason other than death, disability, or change in control of Aerojet, you will forfeit 100% of the restricted stock.

5. As President of Aerojet you will also be eligible to participate in GenCorp's Stock Option Plan. The next grant under this plan is anticipated in March, 1998.

6. You will be eligible to participate in GenCorp's Long-Term Incentive Program commencing with the 1997-1999 performance period, and you will be deemed to be a participant therein during the entire 1997-1999 performance period. If Aerojet and GenCorp achieve specified performance goals, you will be entitled to receive an incentive award of GenCorp's stock having a value which equals between 10% and 40% of your average annual compensation (base plus bonus) during the performance period.

7. You will be eligible to participate in the GenCorp Retirement Savings Plan. GenCorp currently matches up to 6% (first 3% at 100%, next 3% at 50%) of the participant's contributions from base salary and year-end bonus. The Retirement Savings Plan also allows participants to make supplemental contributions from eligible compensation on a pre-tax and after-tax basis. Your contribution rate may be limited by certain restrictions imposed by the Internal Revenue Code. GenCorp's matching contributions vest immediately.

8. You will automatically participate in the Aerojet-General Corporation Consolidated Pension Plan. Under the terms of that plan, you will be vested in your pension benefit after completing five years of service.

9. You will be eligible to participate in GenCorp's Benefit Restoration Plan. The Benefit Restoration Plan's purpose is to restore retirement savings plan and pension plan benefits that you would otherwise lose because of certain Internal Revenue Code limitations on participation in such plans. One of those restrictions is a cap on the amount of an individual employee's compensation upon which contributions to the savings plan, and calculation of pension benefits, may be



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Robert A. Wolfe                                                   July 28, 1997
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       based. The IRS compensation cap for the current plan year (which began
       November 1, 1996) is $150,000

10. If your employment with Aerojet and GenCorp terminates due to a change in control of Aerojet or GenCorp within five (5) years of your employment date, GenCorp will pay to you the accrued pension benefits in which you failed to vest pursuant to the terms of the Aerojet-General Corporation Consolidated Pension Plan and the GenCorp Benefits Restoration Plan. Furthermore, if your employment with Aerojet and GenCorp terminates for any reason after (3) years from your employment date, GenCorp will guarantee you a minimum annual retirement income in the amount of $57,239.

11. Aerojet will pay or reimburse you for reasonable expenses that you incur in connection with your transfer and relocation of your home pursuant to Aerojet's Relocation Policy & Guidelines, including assistance in the sale of your current residence, transportation of household goods, and purchase of a residence in the Sacramento area. A copy of this program is enclosed.

12. You will be entitled to four (4) weeks of paid vacation during each year of your employment. Please note that GenCorp's vacation policy does not include any provision for carrying forward to a subsequent year any unused vacation nor payment in lieu of any unused vacation.

13. GenCorp has entered into an agreement with AYCO to provide individual financial counseling for its corporate officers. This arrangement will be available to you on a cost-sharing basis. If you elect to participate, your cost will be 10% of the annual fees charged by AYCO. You will incur an income tax liability on imputed income resulting from GenCorp's payment of its share of AYCO's fees. You may be able to offset such taxes if you are able to itemize deductions for financial counseling services. Consult your personal tax advisor for information regarding deductibility.

14. In addition to the above-mentioned employee benefit plans, you will be eligible to participate in other employee benefit plans for salaried employees (subject to and in accordance with the provisions of the applicable plan), including the following:

                     - Comprehensive Health Care
                     - Dental Care
                     - Life Insurance
                     - Supplemental Group Universal Life Insurance
                     - Long-Term Disability Insurance

       Nothing herein will be deemed to preclude GenCorp from changing or terminating any employee benefit plan or practice applicable to you and other employees or require GenCorp to employ you for any specific period of time. Participation in some of these plans is voluntary and requires employee contributions.


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Robert A. Wolfe                                                   July 28, 1997
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15.    GenCorp will enter into a severance agreement with you which contains the standard terms and conditions utilized for GenCorp's executive officers and will provide certain severance payments in the event your employment is terminated due to "change in control" of GenCorp or of Aerojet (as defined in such severance agreement).

16. The term of your employment will be indefinite in duration and, therefore, subject to termination at will by notice from you or GenCorp.

Your offer of employment is contingent upon successfully passing a pre-employment alcohol and drug screen test.

I am very excited by the opportunity to have you join our executive leadership team and work together to help GenCorp achieve its vision and long-term objectives. If the foregoing offer of employment is satisfactory to you, please indicate your agreement by signing and remitting one copy of this letter.

Sincerely,

GENCORP INC.


/s/ John B. Yasinsky

John B. Yasinsky



Agreed and accepted this    1st     day of       August        1997
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/s/ Robert A. Wolfe
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    Robert A.Wolfe